Exhibit 16.1

March 30, 2009

Securities and Exchange Commission

100 F. Street, NE

Washington DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Reliability, Inc. (the Company). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrants Certifying Accountants of the Company’s Current Report on Form 8-K dated March 11, 2009 (the Current Report) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Fitts, Roberts & Co., P.C.

Sincerely,

/s/ Fitts, Roberts & Co., P.C.